Investor Contact:
Jacquie Ross
831-431-1891
jross@borland.com

Media Contact:
Katherine Quigley
831-431-1894
kquigley@borland.com

Borland Reports First Quarter 2003 Financial Results

SCOTTS VALLEY, Calif., April 29, 2003—Borland Software Corporation (Nasdaq: BORL), today announced financial results for the first quarter ended March 31, 2003.

Revenues for the first quarter were $74.4 million, an increase of 30% over $57.1 million reported in the first quarter of 2002, including $17.9 million in revenue associated with the acquisition of Starbase and TogetherSoft. GAAP net loss for the first quarter was $17.7 million, or $(0.22) per diluted share, which compares to GAAP net income of $4.6 million, or $0.06 per diluted share, reported in the first quarter of 2002.

For the first quarter of 2003, Non-GAAP earnings per share were $0.00, above Borland’s revised guidance of a Non-GAAP net loss of $(0.01) to $(0.04) per share, and within the original guidance range of $0.00 to $0.04. Non-GAAP net income was approximately $180,000, which excludes $17.9 million in restructuring, amortization of intangibles, charges for in-process research and development, acquisition-related expenses and other charges. This compares to Non-GAAP net income of $6.1 million, or $0.08 per diluted share, reported in the first quarter of 2002.

Deferred revenues for the first quarter of 2003 was $49.0 million, an increase of $13.4 million over the fourth quarter of 2002. Approximately half of that increase was associated with the ongoing support obligation assumed in the TogetherSoft acquisition. As of March 31, 2003, Borland’s financial position remained strong, with cash, cash equivalents, and short-term investments of $217.1 million.

“We previously reported that the first quarter would be dilutive due to the integration of two sizeable acquisitions,” stated Borland’s senior vice president and chief financial officer, Kenneth R. Hahn. “We did not anticipate the extent of the ongoing global economic weakness which was compounded by geopolitical issues in the last weeks of the quarter. While business has stabilized since then, we believe that corporate spending is weaker than we had previously forecasted.”

“Although we anticipated the first quarter would be demanding, revenues were impacted even more by a number of factors beyond our influence,” said Dale L. Fuller, Borland’s president and chief executive officer. “In the second quarter, as in the first, we will continue to focus our efforts on those factors that we can control: driving sales force integration, delivering best-in-class products to the market, and managing the company according to business and economic conditions. Despite the economic slow-down in Q1, we were pleased by how well our application lifecycle strategy resonated with customers, and we continue to believe that it will deliver long-term growth for Borland.”

Business Outlook The Company believes that economic visibility for the latter half of the year is limited. Considering this, Borland offers guidance of:

For the quarter ending June 30, 2003, on a GAAP basis:
Revenues in the range of $75 to $79 million Net loss per share in the range of $(0.04) to $(0.06).
For the quarter ending June 30, 2003, on a Non-GAAP basis:
Revenues in the range of $75 to $79 million. Earnings per share in the range of $0.03 to $0.05.

The following table shows our Non-GAAP anticipated results for the quarter ending June 30, 2003 reconciled to the GAAP anticipated results for the quarter ending June 30, 2003. Our Non-GAAP anticipated results exclude, as applicable, restructuring, amortization of intangibles, charges for in-process research and development, acquisition-related expenses and other charges.

	Estimated in per Share

	Low	High

	(unaudited)

GAAP net income (loss)	$ (0.06)	$ (0.04)

Amortization of intangible assets	0.06	0.06

Acquisition-related expenses	0.03	0.03

Non-GAAP net income	$ 0.03	$ 0.05

Earnings Call Information
The Borland Software Corporation First Quarter 2003 teleconference and webcast is scheduled to begin at 2:30 p.m., Pacific Time, on Tuesday, April 29, 2003. To access the live webcast, or to view supplementary financial information, please visit Borland’s Website at: http://www.borland.com/company/investor/q1_2003_earnings.html at least 30 minutes prior to the call to download any necessary audio or plug-in software. A replay will be available from 5:30 p.m. Pacific Time through midnight May 9, 2003 by dialing (719) 457-0820, access code 410348.

Non-GAAP Financial Measures
Borland believes that evaluating its ongoing operating results may be difficult if limited to reviewing only GAAP financial measures. Accordingly, Borland reports Non-GAAP financial measures of its performance to provide investors with an alternative method for assessing its operating results in a manner that is focused on what it believes to be its core business operations. These measures are not in accordance with, or an alternative for, generally accepted accounting principals (GAAP), and may be materially different from Non-GAAP financial measures used by other companies. Borland’s management reviews these Non-GAAP measures when assessing the performance of its ongoing operations and making determinations as to resource allocation within the organization. In addition, since we have historically reported Non-GAAP results to the investment community, we believe the inclusion of comparative numbers provides consistency in our financial reporting. Borland computes its Non-GAAP financial measure of net income by adjusting GAAP net income to exclude restructuring, amortization of intangibles, charges for in-process research and development, acquisition-related expenses and other charges. Many of these items are recurring from period to period. Investors are encouraged to review the reconciliation of these Non-GAAP financial measures to their most directly comparable GAAP financial measure as provided in financial tables below.

About Borland
Borland Software Corporation (Nasdaq NM: BORL) is a world leader in platform independent software development and deployment solutions that are designed to accelerate the entire application development lifecycle. By connecting managers, testers, designers, developers, and implementers in real time, Borland enables enterprises worldwide to define and sustain their competitive advantage. For more information, visit: http://www.borland.com or the Borland Developer Network at http://bdn.borland.com. All Borland brand and product names are trademarks or registered trademarks of Borland Software Corporation in the United States and other countries. All other marks are the property of their respective owners.

Safe Harbor Statement
This press release contains “forward-looking statements,” as defined under the Federal Securities Laws, including the Private Securities Litigation Reform Act of 1995. All statements that are not historical are forward-looking. Forward-looking statements contained in this release may relate to, but are not limited to, Borland’s results for the first quarter ended March 31, 2003, and Borland’s near-term and long-term outlook. Such forward-looking statements are based on current expectations that involve a number of uncertainties and risks that may cause actual events or results to differ materially. Factors that could cause actual events or results to differ materially include, but are not limited to, general economic factors, capital market conditions and general industry trends; the ability to successfully integrate acquisitions, costs associated with acquisitions, diversion of management attention from other business concerns due to acquisitions, and undisclosed or unanticipated liabilities and risks resulting from acquired companies; Borland’s ability to sell comprehensive solutions for the application development lifecycle; our ability to manage a relatively new direct sales force and our ability to integrate sales personnel from recent acquisitions; market acceptance of new or enhanced products or services developed, marketed or sold by Borland; the impact that Severe Acute Respiratory Syndrome (SARS) may have on our business and the economy of the countries in which we operate; and any unanticipated impact on economic and financial conditions around the world resulting from geopolitical conflicts. These and other risks may be detailed from time to time in Borland’s periodic reports filed with the Securities and Exchange Commission, including, but not limited to, its fiscal 2002 Annual Report on Form 10-K and other SEC filings, copies of which may be obtained from http://www.sec.gov/. Borland is under no obligation to (and expressly disclaims any such obligation to) update any of the information in this press release if any forward-looking statement later turns out to be inaccurate whether as a result of new information, future events or otherwise.

#

FINANCIAL TABLES TO FOLLOW

BORLAND SOFTWARE CORPORATION CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (in thousands, except per share data, unaudited)

	Three Months Ended

	March 31, 2003	March 31, 2002

Revenues
Licenses and other	$ 56,809	$ 47,668
Services	17,561	9,409

Total revenues	74,370	57,077

Cost of revenues
Licenses and other	3,099	3,520
Services	6,599	5,035

Total cost of revenues	9,698	8,555

Gross profit	64,672	48,522

Operating expenses
Research and development	17,971	11,949
Selling, general and administrative	46,247	31,033
Restructuring, amortization of intangibles, acquisition-related expenses and other charges	17,872	1,522

Total operating expenses	82,090	44,504

Operating income (loss)	(17,418)	4,018

Interest income, net and other	1,234	1,730

Income (loss) before taxes	(16,184)	5,748

Provision for income taxes	1,508	1,151

Net income (loss)	$ (17,692)	$ 4,597

Income (loss) per share—Basic	$ (0.22)	$ 0.07

Income (loss) per share—Diluted	$ (0.22)	$ 0.06

Shares used in the calculation of basic income (loss) per share	78,910	70,188

Shares used in the calculation of diluted income (loss) per share	78,910	76,040

BORLAND SOFTWARE CORPORATION NON-GAAP CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (in thousands, except per share data, unaudited)

	Three Months Ended

	March 31, 2003	March 31, 2002

Revenues
Licenses and other	$ 56,809	$ 47,668
Services	17,561	9,409

Total revenues	74,370	57,077

Cost of revenues
Licenses and other	3,099	3,520
Services	6,599	5,035

Total cost of revenues	9,698	8,555

Gross profit	64,672	48,522

Operating expenses
Research and development	17,971	11,949
Selling, general and administrative	46,247	31,033
Restructuring, amortization of intangibles, acquisition-related expenses (1)	—	—

Total operating expenses	64,218	42,982

Operating income	454	5,540

Interest income, net and other	1,234	1,730

Income before taxes	1,688	7,270

Provision for income taxes (2)	1,508	1,151

Net income	$ 180	$ 6,119

Income per share—Basic	$ 0.00	$ 0.09

Income per share—Diluted	$ 0.00	$ 0.08

Shares used in the calculation of basic income per share	78,910	70,188

Shares used in the calculation of diluted income per share	82,000	76,040

(1)

Non-GAAP income for the quarter ended March 31, 2003 excludes approximately $17.9 million in restructuring, amortization of intangibles, charges for in-process research and development, acquisition-related expenses and other charges. Non-GAAP income for the quarter ended March 31, 2002 excludes approximately $1.5 million in restructuring, amortization of intangibles, charges for in-process research and development, acquisition-related expenses, and other charges.

(2)

In prior years, we presented the Non-GAAP net income including the tax effect of the Non-GAAP adjustments. In the current year, we have not tax affected the Non-GAAP adjustments as we have a negative effective tax rate on a GAAP basis. Therefore, we have presented Non-GAAP income for the quarter ended March 31, 2003 including the provision for income taxes on a GAAP basis. To provide comparability to the current year presentation, no adjustment was made to the provision for income taxes included in the Non-GAAP income statement in the quarter ended March 31, 2002.

The following table shows our Non-GAAP results reconciled to the GAAP Condensed Consolidated Statements of Income for the quarters ended March 31, 2003 and 2002. Our Non-GAAP financial measures for fiscal 2003 and fiscal 2002 exclude restructuring, amortization of intangibles, charges for in-process research and development, acquisition-related expenses and other charges. (In thousands, except per share data, unaudited.)

	March 31, 2003	March 31, 2002

GAAP net income (loss)	$ (17,692)	$ 4,597

Restructuring	5,402	180
Amortization of intangible assets	5,323	196
Acquisition-related expenses	2,547	1,146
In-process research and development	4,600	—

Non-GAPP net income (1)	$ 180	$ 6,119

Basic Non-GAAP net income per share	$ 0.00	$ 0.09
Shares used in computing basic net income per share	78,910	70,188
Diluted Non-GAPP net income per share	$ 0.00	$ 0.08
Shares used in computing diluted net income per share	82,000	76,040

(1)

In prior years, we presented the Non-GAAP net income including the tax effect of the Non-GAAP adjustments. In the current year, we have not tax affected the Non-GAAP adjustments as we have a negative effective tax rate on a GAAP basis. Therefore, we have presented Non-GAAP income for the quarter ended March 31, 2003 including the provision for income taxes on a GAAP basis. To provide comparability to the current year presentation, no adjustment was made to the provision for income taxes included in the Non-GAAP income statement in the quarter ended March 31, 2002.

BORLAND SOFTWARE CORPORATION CONDENSED CONSOLIDATED BALANCE SHEETS (in thousands, unaudited)

	March 31, 2003	December 31, 2002

ASSETS
Cash, cash equivalents and short-term investments	$ 217,122	$ 296,156
Accounts receivable, net	56,744	47,238
Property held for sale	9,935	9,935
Property and equipment, net	9,850	7,966
Goodwill and acquired intangibles	229,648	45,000
Other assets	39,332	26,831

Total assets	$ 562,631	$ 433,126

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deferred revenues	$ 49,047	$ 35,619
Other current liabilities	102,530	82,120

Total current liabilities	151,577	117,739

Other long-term liabilities	20,770	9,638

Minority interest	—	5,018

Stockholders’ equity	390,284	300,731

Total liabilities and stockholders’ equity	$ 562,631	$ 433,126

###